SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 17, 2003

American Realty Investors, Inc.

(Exact name of registrant as specified in its charter)

Nevada	1-15663	75-2847135

(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Valley View Lane, Suite 300, Dallas, Texas	75234

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	469-522-4200

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

     During August 2002, American Realty Trust, Inc., a Georgia corporation (“ART”), which is a wholly-owned subsidiary of American Realty Investors, Inc., a Nevada corporation (“ARL” or the “Issuer”), obtained a favorable jury verdict in the case styled American Realty Trust, Inc. and Basic Capital Management, Inc. v. Matisse Capital Partners LLC, et al., in the United States District Court for the Northern District of Texas in Case No. 3:00-CV-1810-G. However, the judge set aside the jury verdict and imposed a judgment against ART notwithstanding the verdict in the approximate amount of $6,000,000 including interest. ART and Basic Capital Management, Inc. (“BCM”) appealed the judgment to the United States Court of Appeals for the Fifth Circuit as Case No. 02-11148. On December 17, 2003, the United States Court of Appeals for the Fifth Circuit (the “Appellate Court”) entered its opinion reversing the lower court judgment and rendering a new judgment in favor of ART consistent with the original jury verdict and remanding the case back to the District Court for a determination of the amount of attorneys’ fees to be awarded to ART.

     The case involved breach of contract and breach of fiduciary claims brought by ART and BCM against former financial consultants, including separate counts for breaches of the duties of care and of loyalty. The Appellate Court found that the jury’s original verdict against Defendants Matisse Capital Partners LLC (“Matisse”) and Paul Bagley (“Bagley”) was sound, and that Matisse and Bagley had breached fiduciary duties owed to ART. Since the Appellate Court reversed the District Court’s judgment and reinstated portions of the jury’s verdict, the Appellate Court remanded the case to the District Court to vacate any award of attorneys’ fees to Matisse and to determine ART’s entitlement to attorneys’ fees. The Appellate Court also charged costs to be born by Matisse.

     In November 2002, ART had posted a $6,000,000 supersedeas bond, but in July 2003, ART obtained a letter of credit which was substituted for the bond. The $6,000,000 cash had been returned to ART. ARI had not previously recognized any expense nor established any reserve for the attorneys’ fees portion of the now overturned judgment.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

Date: December 31, 2003	AMERICAN REALTY INVESTORS, INC

	By:	/s/ Robert A. Waldman

Robert A. Waldman, Senior Vice
President, General Counsel and
Secretary